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Lynne Farris, Director of Investor Relations (831) 431-1868

BORLAND ADOPTS SUCCESSOR STOCKHOLDER RIGHTS PLAN

SCOTTS VALLEY, Calif. - October 26, 2001 - Borland Software Corporation (Nasdaq NM: BORL), a leading provider of e-business platform solutions, today announced that it has adopted a successor stockholder rights plan under which all Borland stockholders will receive rights to purchase shares of Borland’s Series D Junior Participating Preferred Stock.

The terms of the new rights plan are substantially similar to the terms of Borland’s existing rights plan which is due to expire later this year. The record date for the distribution of the rights will be the close of business on December 20, 2001 or, if earlier, the date on which the existing rights are redeemed. Under the new rights plan, the rights will be distributed as a non-taxable dividend and will expire ten years from the record date. In general, the rights will be exercisable only if a person or group acquires 15% or more of Borland’s common stock. If a person or group acquires 15% or more of Borland’s common stock while the rights plan remains in place, all rights holders, except the buyer, will be entitled to acquire Borland common stock having a value equal to two times the exercise price of the rights, which has been set at $80.

The rights will trade with Borland’s common stock, unless and until they are separated upon the occurrence of certain future events. Borland’s board of directors may terminate the rights plan at any time or redeem the rights until ten days after the time a person or group acquires more than 15% of Borland’s common stock. A copy of the rights plan will be filed shortly with the U.S. Securities and Exchange Commission.

As with stockholder rights plans generally, Borland’s rights plan is designed to enable its board of directors to protect stockholder interests in the event of an unsolicited attempt to acquire Borland. Borland believes that coercive and unfair takeover attempts continue to present risks to both short-term and long-term stockholder interests and, accordingly, are not in the best interests of Borland and its stockholders. The rights plan is designed to enable Borland’s board of directors to continue to act effectively in protecting stockholder values. The new rights plan is not being adopted in response to any specific efforts to acquire control of Borland, and Borland’s management is not aware of any specific effort to acquire control of Borland.

Commenting on the rights plan, Dale L. Fuller, Borland’s president and CEO, said that, “the board of directors is taking this action to enable all Borland stockholders to realize the long-term value of their investment in Borland. The rights plan is not aimed at preventing a takeover of Borland and does not prevent Borland’s board from considering any offer that it considers to be in the best interest of its stockholders. However, the rights plan should encourage anyone seeking to acquire Borland to negotiate with Borland’s board of directors prior to attempting a takeover.”

Borland Software Corporation

Borland is a leading provider of high performance e-business platform solutions designed to increase developer productivity and reduce time to market for enterprise software projects. E-business platform solutions allow businesses to develop, deploy and manage e-business applications. Borland is the vendor of choice for professional e-business solution providers who demand a vendor-independent platform that supports rapid time to market, high productivity, performance and availability. Founded in 1983, Borland is headquartered in Scotts Valley, California, with operations worldwide. To learn more, visit Borland at http://www.borland.com, the community site at http://community.borland.com or call Borland at (800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation, in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, the statements regarding the anticipated benefits and expected consequences of the adoption of the rights plan. Such forward-looking statements involve a number of uncertainties and risks that may cause actual events or results to differ materially. For a discussion of factors that may cause actual events or results to differ, see Borland’s periodic reports filed with the U.S. Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. These forward-looking statements speak only as of the date hereof and Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.